Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Blaize Holdings, Inc. (the “Company”) on Post-Effective Amendment No. 2 to Form S-1 (File No. 333-284365) of our report dated March 11, 2025, which includes an explanatory paragraph as to Blaize, Inc. and Subsidiaries’ ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Blaize, Inc. and Subsidiaries as of December 31, 2024 and 2023 and for the years then ended. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ UHY LLP

Melville, NY

April 28, 2025

An Independent Member of Urbach Hacker Young International